Exhibit 99.1

WEYCO REPORTS FIRST QUARTER SALES AND EARNINGS

Milwaukee, Wisconsin---May 3, 2022---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended March 31, 2022.

First Quarter 2022

Consolidated net sales were a first-quarter record of $81.4 million for the period compared to $46.9 million in 2021. Consolidated gross earnings were 35.8% of net sales for the quarter compared to 41.2% of net sales in last year’s first quarter. The decrease in gross margins was due to lower wholesale margins. Earnings from operations totaled $5.4 million compared to $1.6 million in the first quarter of 2021. Quarterly net earnings rose to $4.1 million, or $0.42 per diluted share, up from $1.3 million, or $0.14 per diluted share, last year.

Last year’s first quarter results were impacted by the continuing effects of the COVID-19 pandemic. As such, comparisons of first quarter 2022 financial performance to 2021 may have limited utility. Therefore, selected comparisons to 2019 (pre-COVID) are included in this release as appropriate. Net sales for the first quarter 2022 exceeded 2019 levels by 10%. The Company’s operating earnings also improved, beating 2019 levels by 6%.

North American Wholesale Segment

Net sales in the wholesale segment were a first-quarter record of $67.1 million compared to $33.4 million in the first quarter of 2021, with sales up across all of the Company’s brands. Last year’s first quarter sales of our legacy brands (Florsheim, Stacy Adams, and Nunn Bush) were lower than normal because the pandemic significantly impacted sales of dress and dress-casual footwear. Sales of the BOGS outdoor brand, which have been less affected by the pandemic, rose 72% for the quarter, with sales up across all major distribution channels. The wholesale segment experienced significant growth in the first quarter of 2022, with net sales surpassing 2019 levels by 13%. Not only did Florsheim and BOGS achieve record first-quarter sales, but sales of the Nunn Bush brand beat 2019 levels by 24%. Stacy Adams sales reached 80% of 2019 sales levels for the quarter.

Wholesale gross earnings were 30.0% of net sales compared to 34.5% of net sales in last year’s first quarter. The decrease in gross margins was primarily due to higher inbound freight costs, as the Company continued to pay premium rates during the quarter. Wholesale gross margins are expected to improve in mid to late 2022 as the supply chain stabilizes and negotiated price increases with customers go into effect.

Selling and administrative expenses for the wholesale segment totaled $15.3 million for the quarter compared to $10.2 million in last year’s first quarter. The increase was largely due to higher employee costs as the Company’s sales volumes have increased. Additionally, last year’s first quarter expenses were reduced by approximately $1.8 million in government wage subsidies. As a percent of net sales, selling and administrative expenses were 23% in 2022 and 31% in 2021. Expenses were down relative to sales because many of the Company’s costs do not vary directly with sales. Wholesale operating earnings rose to $4.8 million for the quarter from $1.4 million in 2021, due to higher sales partially offset by lower gross margins and higher selling and administrative expenses.

North American Retail Segment

Net sales in the retail segment were a first-quarter record of $7.9 million compared to $5.6 million in 2021. Same store sales rose 39%, due to a 38% increase in e-commerce sales (with sales up on all brands’ websites) and higher brick-and-mortar sales. Last year’s brick-and-mortar sales were down significantly as a result of the pandemic. Retail net sales in the first quarter of 2022 surpassed the 2019 level by 41%. While most of this increase was driven by e-commerce growth, brick and mortar sales at the Company’s four remaining locations also collectively exceeded 2019 levels.

Retail gross earnings as a percent of net sales were 65.9% and 65.3% in the first quarters of 2022 and 2021, respectively. Selling and administrative expenses for the retail segment were $4.4 million for the quarter compared to $2.9 million last year. The increase was primarily due to higher e-commerce expenses, primarily freight and advertising.

Retail operating earnings were $828,000 for the quarter compared to $756,000 last year. This increase was primarily due to improved performance at active brick-and-mortar locations. Earnings from our e-commerce businesses were down slightly for the quarter, as increased sales were offset by higher expenses.

Other

The Company’s other operations have historically included the wholesale and retail businesses of Florsheim Australia and Florsheim Europe. However, as previously disclosed, the Company has closed Florsheim Europe and is in the final stages of winding down this business. As a result, the 2022 operating results of the “other” category reflect only that of Florsheim Australia.

Other net sales for the first quarter of 2022 totaled $6.4 million compared to $7.9 million in the 2021. The decrease was due to the closing of Florsheim Europe and lower sales at Florsheim Australia. Florsheim Australia’s net sales fell 8% for the quarter, with sales down in both its wholesale and retail businesses. The weakening of the Australian dollar relative to the U.S. dollar also contributed to the decrease, as Florsheim Australia’s net sales in local currency were only down 2% for the quarter. Retail sales in Australia, which account for a majority of Florsheim Australia’s sales, were up 7% for the quarter in local currency, but these results were offset by lower sales in Asia due to additional lockdowns imposed in Hong Kong during the quarter. Florsheim Australia’s net sales for the first quarter of 2022 reached 89% of 2019 levels.

Other operating losses totaled $243,000 for the quarter versus operating losses of $481,000 last year. The improvement between periods was primarily due to the shedding of losses at Florsheim Europe.

“Our sales continued to surge during the first quarter of 2022, hitting record levels, fueled by strong demand in our North American wholesale and retail segments,” stated Thomas W. Florsheim, Jr., the Company’s Chairman and CEO. “We received a large number of containers during the quarter which enabled us to fulfill much of the increased demand, despite supply chain delays. While the supply chain shows indications of improving as inflows of product into the U.S. are increasing, we still anticipate continued headwinds in the near to medium term. Our wholesale backlog currently remains very strong, and we look forward to carrying on this positive momentum as we move throughout the year.”

On May 3, 2022, the Company’s Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on May 27, 2022, payable on June 30, 2022.

Conference Call Details

Weyco Group will host a conference call on May 4, 2022, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to: http://www.directeventreg.com/registration/event/3888469. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/4smkurvh. A recording of the conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States, Australia and other international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the continued impact on the Company’s business of the COVID-19 pandemic, including increased costs, supply chain disruptions, or other prominent pandemic-related impacts, inflation, international economic, political and market conditions including the impact of Russia’s recent invasion of Ukraine, and the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; (iii) raise prices to pass through increased costs arising from the pandemic or otherwise; and (iv) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC, including the annual report on Form 10-K filed on March 11, 2022. With respect to the COVID-19 pandemic, which continues to evolve in unpredictable ways due to virus mutations, changing guidelines from applicable health authorities, changing governmental policies and restrictions and uneven availability and public acceptance of infection mitigation and vaccine programs, numerous factors will determine the extent and length of the impact on the Company, including the extent and duration of the pandemic in the U.S. and abroad and its impact on the U.S. and global economy, the extent and duration of the negative impacts on the Company’s supply chain, actions taken by governments, such as stay-at-home and similar orders that, among other effects, require retail store closures or limit foot traffic; the financial health of the Company’s customers and business partners, including the effects of any bankruptcy proceedings by such parties; and the health and welfare of the Company’s employees. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske

Senior Vice President and Chief Financial Officer

414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2022	2021

	(In thousands, except per share amounts)
Net sales	$81,360	$46,900
Cost of sales	52,232	27,595
Gross earnings	29,128	19,305

Selling and administrative expenses	23,697	17,671
Earnings from operations	5,431	1,634

Interest income	91	131
Interest expense	(1)	(7)
Other (expense) income, net	(6)	138

Earnings before provision for income taxes	5,515	1,896

Provision for income taxes	1,462	571

Net earnings	$4,053	$1,325

Weighted average shares outstanding
Basic	9,596	9,680
Diluted	9,647	9,686

Earnings per share
Basic	$0.42	$0.14
Diluted	$0.42	$0.14

Cash dividends declared (per share)	$0.24	$0.24

Comprehensive income	$4,728	$1,365

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2022	2021

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$24,150	$19,711
Investments, at fair value	106	8,122
Marketable securities, at amortized cost	719	219
Accounts receivable, net	51,871	53,287
Income tax receivable	-	495
Inventories	62,056	71,026
Prepaid expenses and other current assets	4,124	4,317
Total current assets	143,026	157,177

Marketable securities, at amortized cost	9,023	9,996
Deferred income tax benefits	1,098	1,063
Property, plant and equipment, net	28,986	29,202
Operating lease right-of-use assets	8,790	9,543
Goodwill	12,317	12,317
Trademarks	34,768	34,768
Other assets	23,778	23,601
Total assets	$261,786	$277,667

LIABILITIES AND EQUITY:
Accounts payable	$6,251	$19,234
Operating lease liabilities	3,451	3,593
Accrued liabilities	7,768	11,681
Accrued income tax payable	952	-
Total current liabilities	18,422	34,508

Deferred income tax liabilities	5,003	5,026
Long-term pension liability	27,480	27,776
Operating lease liabilities	6,887	7,520
Other long-term liabilities	1,626	1,442
Total liabilities	59,418	76,272

Common stock	9,634	9,709
Capital in excess of par value	69,076	68,718
Reinvested earnings	147,777	147,762
Accumulated other comprehensive loss	(24,119)	(24,794)
Total equity	202,368	201,395
Total liabilities and equity	$261,786	$277,667

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2022	2021

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$4,053	$1,325
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	604	623
Amortization	71	82
Bad debt expense	15	17
Deferred income taxes	(111)	39
Net foreign currency transaction losses (gains)	32	(115)
Share-based compensation expense	350	545
Increase in cash surrender value of life insurance	(150)	(150)
Changes in operating assets and liabilities -
Accounts receivable	1,395	2,273
Inventories	8,980	11,700
Prepaid expenses and other assets	89	572
Accounts payable	(12,966)	(1,839)
Accrued liabilities and other	(3,578)	(1,425)
Accrued income taxes	1,447	522
Net cash provided by operating activities	231	14,169

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	475	1,720
Purchases of investment securities	-	(20,011)
Proceeds from sale of investment securities	8,050	-
Purchases of property, plant and equipment	(352)	(73)
Net cash provided by (used for) investing activities	8,173	(18,364)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(2,297)	(2,319)
Shares purchased and retired	(1,797)	(1,079)
Proceeds from stock options exercised	11	-
Net cash used for financing activities	(4,083)	(3,398)

Effect of exchange rate changes on cash and cash equivalents	118	(23)

Net increase (decrease) in cash and cash equivalents	$4,439	$(7,616)

CASH AND CASH EQUIVALENTS at beginning of period	19,711	32,476

CASH AND CASH EQUIVALENTS at end of period	$24,150	$24,860

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$75	$24
Interest paid	$1	$7